Exhibit 10.4

Loan agreement

Party A: Shanghai Pengpai Electric Co., LTD
Party B: Lu'an Dongsheng Electric Trading Co., LTD

Based on the Acquisition Letter of Intention between all shareholders of Dongsheng (“Party B”) and Shanghai Pengbai (“Party A”), dated September 28, 2006

The Party A’s refrigerator factory is located in Ningbo, Party A is one of the major suppliers of Party B. Due to lack of funds, complications in cash flow, new refrigerator production lines which lack funds to for further development, outdated production equipment which needs to be updated, improvements needed in production index and quality, Party A’s product lines cannot further develop which requires Party A to seek a large capital investment.

Party B has sold "Guoying" refrigerators for many years, due to the close, long-term business relationship developed between Party A and Party B, Party A now requires Party B to provide financial support. After several rounds of negotiation, the Parties have reached the following acquisition Letter of Intention.

1.
Party A requires Party B to provide funding support of approximately 80 million RMB to Party A up until the end of September 2010, the funding shall come in stages, beginning in October 2006, of approximately 20 million RMB per year.

2.	Party B will be able to purchase "Guoying" refrigerators from Party A at their most favorable price and their will be no limit as to the purchase quantity.

3.
Party B will not participate in the Party A's profit sharing and will not participate in the operation and management of Party A. Party A agrees to use all of its assets as collateral for the loan from Party B.

Party A shall repay the loan amount to Party B in four years, beginning in October 2013 up until the end of September 2017. If there is any difficulty in the repayment, Party A will forfeit it’s refrigerator factory buildings, production lines and the equipment, registered brand, land, and sales network to Party B. Party A agrees not to transfer any property and cannot have any objection. If Party A breaches the agreement, Party B maintains the right to investigate for Economic and/or Criminal liability.

Both Parties agree to sign and subscribe to this loan agreement, which becomes fully enforceable from the signature date.